Conference Call Script
1st Quarter 2022 Results
Tuesday, April 26, 2022
11:00 a.m. local time

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Chuck, and I will be your conference facilitator. Today’s call will cover a discussion of the results of operations for the quarterly period ended March 31 of 2022.

Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press * then 1 on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, please press * then 2.

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.

The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.

Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples’ 1st quarter 2022 earnings release was issued this morning and is available at peoplesbancorp.com under the “Investor Relations” tab.

A reconciliation of the non-Generally Accepted Accounting Principles (or “GAAP”) financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 20 to 25 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” tab section for one year.

Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and Miss Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Thank you, Chuck.

Good morning everyone. Thank you for joining us.

As it relates to our results for the first quarter, we have several positives to point out:

•Our net interest margin expanded 4 basis points compared to the linked quarter;

•Excluding the Vantage acquired loans, payoffs of previously-acquired loans, and forgiveness of PPP loans, our loan growth for the quarter was 12% annualized; and,

•Our asset quality remained stable with meaningful reductions in nonaccrual loans since year-end, and improvements in delinquency rates.

To summarize our financial performance, we reported earnings of $23.6 million, or $0.84 per diluted share, for the quarter.

•As I mentioned in our guidance last quarter, our first quarter results are impacted annually by certain expenses, which include:

◦Stock-based compensation expense for certain employees, which was $926,000, or $0.03 per diluted share; and,

◦Employer contributions to health savings accounts, totaling $620,000 and negatively affecting diluted EPS by $0.02.

•We also had acquisition-related expenses totaling $1.4 million, which reduced diluted EPS by $0.04.

•During the quarter, the completion of the Vantage acquisition also increased our expenses, which was not included in our guidance from our call last quarter.

Our allowance for credit losses declined since year-end, and we reported a release of provision for credit losses of $6.4 million, adding $0.18 to diluted EPS for the quarter.

•This amount includes $341,000 for the establishment of the allowance for credit losses for the leases acquired from Vantage.

•We had several previously-acquired Premier loans pay off during the quarter, which further reduced the required allowance.

•We continued to see improvement in the economic forecast and loss drivers, and when compared to the linked quarter, these contributed to the release of provision for credit losses.

•Our allowance for credit losses comprised 1.2% of total loans at quarter-end, compared to 1.4% at year-end.

•While we could experience modest decreases in our allowance in the remaining quarters of 2022, we do not anticipate it dropping meaningfully below current levels.

Moving onto our loan portfolio, compared to year-end, our loan balances grew $66 million, which was driven primarily by the Vantage acquisition.

•We acquired $140 million in lease balances, which is net of purchase accounting adjustments, at the close on March 7th.

•Excluding the acquired leases, total loans declined by $87 million, which was driven by the pay offs of some previously-acquired Premier loans since year-end and forgiveness of PPP loans.

◦The total payoffs and amortization of acquired loans during the first quarter was over $166 million, while PPP loans declined $45 million.

While we are disappointed by the lack of loan growth, we remain optimistic about the full year.

•Our strong commercial production was more than offset by the fourth quarter loan sale and first quarter pay offs from the Premier acquisition.

•We anticipated losing a portion of the Premier acquired loans over time.

•Going forward, we continue to see robust pipelines and a slow down in Premier pay offs.

◦Despite the large volume of pay offs we experienced, we do like the improvement in our credit quality over the last 6 months and the reduction in out-of-favor portfolios.

▪For instance, our hotel portfolio declined $19 million due to our fourth quarter loan sale, and another $11 million from recent payoffs.

▪For the full year of 2022, we are lowering our projected loan growth from 6-8% to 5-7%.

◦These pay offs muted the progress we made in loan production. Excluding these declines:

▪Commercial and industrial loans grew $33 million, or 16% annualized,

▪While construction loans increased over $28 million, premium finance loans were up $10 million, or 28% annualized, and non-acquired leases grew nearly $8 million, or 25% annualized.

•We have also seen some growth from the new geography added by the Premier acquisition, as we continue to develop and cultivate relationships with vehicle dealerships.

◦We added over 20 new dealerships and over $2 million in consumer indirect loans during the first quarter.

From a credit quality perspective, our metrics remained stable compared to year-end.

•Our nonaccrual loans declined by nearly $3 million, or 8%, compared to December 31, 2021.

◦Contributing to the decline was a $1.5 million commercial relationship that paid off during the quarter.

•The portion of our loan portfolio considered “current” stood at 99.0%, compared to 98.8% at year-end.

•As we had indicated in our guidance last quarter, our quarterly annualized net charge-off rate increased to 17 basis points, as we had been experiencing low levels of net charge-offs in recent periods.

◦For the quarter, we had a $463,000 charge-off of one acquired commercial and industrial relationship from Premier.

•Our criticized and classified loans were relatively stable for the quarter.

•We did have an increase in our loans 90+ days past due and accruing, which was driven by the addition of the Vantage leases.

On March 7th, we completed the acquisition of Vantage Financial, LLC, which is a specialty equipment leasing business. This addition builds up the capacity and growth potential we have already seen in our leasing division. We are excited to expand our specialty finance business suite, and we are equally pleased with the talent we gained from Vantage.

As I previously mentioned, we continue to seek acquisition opportunities within our fee-based businesses. I am happy to announce that as of April 1, we completed the acquisition of an insurance agency with five offices located in Eastern Kentucky, which serves thousands of clients.

The footprint of this agency complements the geographic locations of our branch offices in that area, as well as adding opportunities in our insurance and other lines of businesses for all clients.

As far as our community involvement, during the first quarter, our charitable foundation awarded grants to non-profit organizations totaling $158,000.

We also contributed $100,000 to a Junior Achievement financial literacy program that will take place over three years for high schools throughout Ohio.

We continued to strive to make meaningful investments in our communities and within our company.

We take pride in providing a quality workplace for our associates, and were a 2022 recipient of the Top Workplaces USA national award from Energage, a technology company that empowers workplace excellence. We were recognized for providing an exceptional workplace culture, and were one of 1,100 organizations acknowledged for their people-first culture.

This year, we are celebrating our 120th anniversary, and in celebration, our teams are delivering “120 Acts of Kindness” throughout our footprint.

We will continue to seek opportunities to improve our workplace and make a positive impact on our communities.

I will now turn the call over to Katie for additional details around our financial performance.

Ms. Katie Bailey:

Thank you, Chuck.

Our net interest income for the quarter declined 1% compared to the linked quarter, while our net interest margin grew by 4 basis points.

•The decline in net interest income was largely due to lower loan income, driven by payoffs of loans during the quarter.

◦At the same time, our loan yields increased by 4 basis points, with the increase driven by higher accretion on commercial real estate loans.

◦Our quarterly loan yields were also impacted by the addition of Vantage, which had outstanding leases with a lower yield than our historical lease portfolio, but still much higher than our typical loan product yields.

•The recent increase in the Federal Reserve benchmark interest rate was not meaningful for our first quarter results, but we should start to see some of our variable rate loans repricing soon and making a positive impact on net interest income and margin in future quarters.

•Accretion income (net of amortization expense) from acquisitions was $2.7 million compared to $1.0 million for the fourth quarter, adding 17 basis points and 6 basis points, respectively, to margin.

•PPP income is becoming less impactful and only added 5 basis points to net interest margin for the quarter, compared to 6 basis points for the linked quarter.

•Our average cash balances declined compared to the linked quarter, reflecting the impact of the Vantage acquisition payment, but still continued to be a drag on margin, negatively impacting it by 17 basis points for the quarter.

◦As we noted last quarter, we did not anticipate that our cash balances would decline significantly in the first quarter of 2022 as we continued to have strong core deposit trends.

▪For the second quarter of 2022, we expect to have some runoff of governmental deposits due to seasonality, along with the reinvestment of cash into investment securities, anticipated loan growth and payoffs of some of the acquired Vantage borrowings during the second quarter.

Our net interest income grew by 53% compared to the first quarter of 2021, and our net interest margin expanded by 15 basis points.

•The improvement has been driven by our acquisitions, coupled with core growth.
•
◦Loan yields improved by 24 basis points compared to the first quarter of 2021, which was driven by the addition of the lease portfolio.
◦Our investment portfolio yield improved 33 basis points, as we have worked to reinvest into higher yielding securities during recent quarters.
◦
◦We closely controlled our funding costs, and our deposit costs declined 19 basis points compared to the prior year quarter.

For the quarter, our reported efficiency ratio increased to 66.8% compared to 62.7% for the linked quarter.

When adjusted for non-core items, our efficiency ratio was 64.8%, and also grew compared to 61.5% for the linked quarter. However, we anticipate that this metric will improve as the year progresses.

•Contributing to the increase in the adjusted efficiency ratio for the quarter were the annual items we noted earlier, such as the stock-based compensation expense and health savings account employer contributions.

For the first quarter, our fee-based income grew $1.0 million, or 5%.

•This increase was driven by higher insurance income, which resulted from annual performance-based commissions that we typically recognize in the first quarter of each year.

◦These annual performance-based commissions totaled $1.3 million for the first quarter of 2022.

•In recent months, we have seen an increasing referral pipeline for trust and investment customers from the new Premier footprint, and are actively gaining new fee income from this geographic area.

Compared to the prior year quarter, our fee-based income was up $2.8 million, or 16%.

•Deposit account service charges grew 73%, as we have benefitted from increased customer activity along with a higher number of accounts associated with the Premier acquisition.

•Electronic banking income grew 34% compared to the prior year quarter due to more customer activity and the acquired Premier accounts.

Moving onto our expenses, total non-interest expense increased 8% compared to the linked quarter.

•A large portion of the growth was in salaries and employee benefits, which was impacted this quarter by:

◦Higher base salaries due to annual merit increases that occur at the beginning of each year;
◦
◦Increased medical costs, which were up $724,000 over the linked quarter and were driven by the health savings account employer contributions that Chuck mentioned earlier;
◦
◦Along with higher payroll taxes and stock-based compensation
◦
▪Typically, our payroll taxes are higher in the early part of the year, then decline as associates meet maximums as the year progresses.

•We also had increased professional fees in connection with the Vantage acquisition that we completed during the quarter.

Compared to the prior year quarter, our total non-interest expense grew 36%. The increases were in almost all categories, and were largely due to our recent acquisitions, and associated ongoing costs.

From a balance sheet perspective, most of our asset growth compared to year-end was related to the Vantage acquisition.

•We maintained our investments to total assets ratio at 24%, consistent with year-end.

•As we had anticipated, we had further deposit growth during the quarter, which was up $140 million, or 2% from year-end.

◦The majority of this increase was driven by seasonally higher governmental deposits, which grew $118 million.

From a capital perspective, our regulatory capital ratios declined compared to year-end and were driven by the Vantage acquisition, which was an all-cash deal and added risk-weighted assets.

Our tangible equity to tangible assets ratio was 6.8% at quarter-end, and declined compared to year-end.

Our book value per share was $28.41, which also declined compared to year-end. These decreases were driven by:

•The Vantage acquisition, in which we issued no equity, while we added assets, including intangible assets, compared to the prior periods.

•We also had a large swing in our accumulated other comprehensive loss, which was further reduced by nearly $51 million, and was driven by the increased interest rate environment.

In an effort to continue to provide an excellent return to shareholders, earlier this morning we announced an increase in our dividend to $0.38 per share. We are pleased to be able to grow our dividends for the seventh consecutive year, and will continue to monitor our dividend payout ratio.

I will now turn the call back to Chuck for his final comments.

Mr. Chuck Sulerzyski:

Thank you, Katie.

With our recent acquisitions, we are poised for success in growing our lines of business with opportunities from our many new clients.

•We maintain a focus on providing the large bank products and services, but in a community bank setting.

•We also offer our clients a diversified product offering including insurance, investments, leasing, and premium finance, which differentiates us from competitors.
We pride ourselves on doing the right thing for our clients. We win clients because our go to market proposition is different from others, and our associates genuinely care about our clients and their needs.

We are excited about the potential positive impact that future interest rate hikes will have on our earnings as we proceed throughout the year. While there are no guarantees, we believe the improvement in net interest income and net interest margin resulting from rate increases could be substantial.

The remainder of 2022 is promising. Here are a few updates to our guidance:

•We expect loan growth of between 5-7%, excluding PPP loans and potential growth from the Vantage acquisition;

•We believe the anticipated stabilization in credit costs will occur this year, and want to reiterate that our annual gross charge-off rate, which includes leases, will likely return to a more historical level of between 25 to 40 basis points as a percent of balances;

•While there is much uncertainty around the potential of interest rate increases this year, we estimate that for every 25 basis point increase in interest rates, net interest income will benefit by $1.5 million annually;

◦If we get eight, maybe nine, additional rate increases during 2022, we estimate that the benefit to net interest income will be between $6.0 and $6.5 million in 2022.

•Fee-based income growth is expected to be between 25% and 30% compared to 2021, which includes the impact of the acquisitions this year;

•We are increasing our anticipated quarterly total non-interest expense guidance to between $50 and $52 million, which is consistent with our prior guidance, but includes the cost of the Vantage and insurance acquisitions; and,

•We are still on track to have the efficiency ratio of below 60% during the latter half of the year, and for the full year of 2022.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.

Thank you.

Question and Answer Session
Facilitator:
We will now begin the question and answer session. To ask a question you may press * then 1 on your touch-tone phone. If you are using a speaker phone, please pick up your handset before pressing the keys, and to withdraw your question, please press * then 2. And at this time we’ll pause momentarily to assemble our roster.

And the first question will come from Scott Siefers with Piper Sandler. Please go ahead.

Mr. Scott Siefers:
Chuck, was hoping you could expand upon your loan growth comments, sort of the small downshift in expectations from the old 6% to 8% to the new 5% to 7%. How much of that would you say is sort of noise from Premier payoffs and sales, and how much is any change in the -- sort of the demand side that you're seeing? In other words, the go-forward outlook.

Mr. Chuck Sulerzyski:
It's more Premier than it is the market. To be honest with you, Scott, several years ago we got out of the blocks slow in the first quarter and we said we would still make the numbers, and you all beat me up every quarter. We did make the numbers at the end of the year, and I didn't want to live that again, so I lowered it to 5% to 7%, but we feel pretty good.

Mr. Scott Siefers:
Okay, perfect. And then, just for clarity, so it sounds like the 5% to 7% loan growth this year, that does not include growth from Vantage, and it's also exclusive of

PPP; do you have just, I guess for simplicity's sake, just sort of an all-in expected loan growth kind of expectation for the year?

Mr. Chuck Sulerzyski:

Yes, it's probably close to 9%, 8% to 9%.
Mr. Scott Siefers:
Okay. And that would be sort of off of the year-end '21 base, is that correct?

Mr. Chuck Sulerzyski:
Yes, correct.

Facilitator:
The next question will come from Ben Gerlinger with Hovde Group. Please go ahead.

Mr. Ben Gerlinger:
Good morning everyone. There's a lot of guidance, especially with the mix shift plans for 2Q and then also the rate hike net benefit; I was curious -- tell me, if you could, if you could give kind of a spot rate, so to speak. Once you're -- the change in average earning assets, and assuming a couple rate hikes here in the second quarter, do you guys have an idea where your margin might be? And then kind of juxtaposing onto that, Chuck, you said you're -- the upside on an annualized basis, is that kind of even throughout a 12-month period, or is that kind of more front-loaded?

Ms Katie Bailey:
Yes, I'll start on the margin, Ben. So what you saw, we printed a 3.41% for Q1. With rate increases and then some of the mix shift you talk about and the addition of Vantage for the full quarter, we think that could get up to 3.45% to 3.55% in the second quarter. So it'll increase. And there will be some cash deployment in that, too. Again, you saw we sat on a fair amount of cash in the first quarter. We used some related to Vantage; we'll use a little more related to Vantage and paying off some debt that they had, that we had not yet paid off as of 3/31.

Mr. Chuck Sulerzyski:
And as far as the loan growth question, the second quarter will be stronger than the first quarter. Third quarter will be stronger than the second, and the fourth quarter should have growth, but probably not as much as the growth between the second and third quarter.

Mr. Ben Gerlinger:
Got you. Sorry, and then just a final into here. You said the net rate hike benefit on an annualized basis; is that something we should expect kind of even keel? I know it's really going to be hard to measure as you're seeing eight hikes or so.

Ms. Katie Bailey:
Yes, so -- yes, so we quantified that a 25-basis-point rate hike would have a $1.5-million benefit to us annually. Again, the eight to nine rate hikes we quoted in here, those change pretty regularly, as you have experienced. So as there has been one in March, and I think we estimated the two in May, two more in June, and then 25 basis points thereafter. So again, that 6 to -- or the $6 million to $6.5 million we quoted would be the benefit of those rate hikes in the calendar year of '22, not an annual number. I mean, annual number for '22's impact, but you would have, then, a benefit going into '23 for the full year benefit of those rate hikes in that period.

Mr. Ben Gerlinger:
Got you. Okay, yes, I think I understand what you're saying. And then finally, when you think about your share price today, is there any sort of a ranking order of how you would view things with share repurchases, or would you potentially think there's [indiscernible] in the near future? Any kind of guidance on what you would put at the top of the list?

Mr. Chuck Sulerzyski:
Well, you saw that we just increased the dividend, so we've committed to the dividend. I don't see us doing a bank M&A with the stock at the current price anytime soon, so I would say, I would probably rank the dividend, buyback, and then M&A.

Facilitator:
The next question will come from Steve Moss with B. Riley Securities. Please go ahead.

Mr. Gates Schwarzmann:
This is Gates Schwarzmann, Steve's associate, subbing in for him today. Thanks for taking my question. I guess the first question I have is, ex the acquisition expenses, we still are looking at this quarter's expenses being $50 million or so; kicked up the guidance a little bit, $50 million to $52 million, so we're still at the lower end. Just sort of curious; is that something that you guys expect the expenses are going to feel a little bit more pressure in the second half as some of those loan growth drivers start to pick up?

Ms. Katie Bailey:
Let me just get a little bit of clarity for you on the expense base. So on the expense base, as you quoted, for the first quarter, on a core excluding acquisition costs, like you said, it's the $50 million. That does include, as we have it referenced in the fourth quarter and in the script here today, that does include Q1 expenses that are not reoccurring for the remaining three quarters of the year, that being the $920,000 of stock expense, and then there's a $620,000 expense related to employer contributions to health savings accounts for employees. So that brings the expense base down a little bit from Q1 to Q2, but on the flipside of that, then you'll have the full quarter impact of Vantage, given you only had a partial month in the first quarter, so that's how you get from our guidance of $46 million to $48 million that we gave in the fourth quarter to the $50 million to $52 million that we gave this quarter.

Mr. Gates Schwarzmann:
Okay, awesome. Very helpful. So just following up as well, feels like rates have moved a lot year to date, so just sort of curious -- I mean, should we still think of the portfolio as still being about 50/50 in terms of variable and fixed, and any changes to the deposit beta assumptions here?

Ms. Katie Bailey:
No, I think those are all still fair, and the deposit betas, we're still right on about a 25% deposit beta.

Mr. Gates Schwarzmann:
Okay, awesome. And then last question from me, just a cleaning question. I may have missed it in the release, but just curious if you guys could give me the PPP loan balance?

Ms. Katie Bailey:
The PPP loan balances are about $40 million, $43 million, $42 million. And it was about $87 million at 12/31, so it went down about half in the quarter.

Facilitator:
The next question will come from Michael Perito with KBW. Please go ahead.

Mr. Michael Perito:
Question around the loan growth strategy, and I think, looking at it with all these deals done now, it seems like you guys have a few different buckets that can contribute; maybe when one quarter is not so great here, leasing or something else is better there. But just wondering if, Chuck, you can give us some overall guardrails of how you want the loan book to expand over a multi-year period here.

I mean, are there any areas, I imagine like leasing and premium finance, that you're hoping are larger percentages? How big do you think the consumer book, you guys would be comfortable getting? Just anything you could provide there, just kind of some guardrails, would be helpful.

Mr. Chuck Sulerzyski:
Sure. Well, first off, the businesses that will grow the fastest will be the specialty finance businesses, the small ticket, the Vantage that we just acquired and the premium finance business, and we see growth in all three of those north of 20%-plus for the year.

On the retail side, mortgages have some headwinds, so we suspect the on-balance-sheet and the fee income will continue to decline as rates go up and we have inventory issues. Automobile has done well for us, and we anticipate that continuing to do well, but there are supply chain issues, potential risks with that.
Heading over to the commercial side, we believe we'll see a fair amount of funding on the CRE -- excuse me, on the construction stuff that we booked last year. C&I has been going very strong for us. We don't see any of that slowing down. In fact, we see opportunities that we alluded to in the script as we begin to do more with auto dealers in the new footprint. We think over time that'll help us not only on the indirect that we mentioned in the script but also dealer floor plan business, and there's still a lot of demand for CRE, particularly in central Ohio, so we see that having robust growth. So pretty even. The specialty finance business is being a plus, mortgage probably being a laggard. We've never been a big mortgage bank, so relatively, it doesn't hurt us that much, and really expect pretty strong, consistent CRE, C&I activity.

Mr. Michael Perito:
Okay. If I look at the -- historically, the residential real estate, the home equity and the consumer, a few years back, I think it was a little over 40% of loans. Today, it's 34%. So I mean, is it fair to think of you guys, though, in that 60/40 commercial/consumer type of split, give or take? But the commercial pie will just start to tilt a little bit more toward the leasing and premium finance stuff, which will grow more rapidly, as you laid out? Anything generally to disagree with that thought process, or?

Mr. Chuck Sulerzyski:
No, we would like it to be more balanced. In fact, we -- I think when -- if you go back in ancient history, when I arrived here, it was very little consumer, and I think at the height we drove it up to about 47% consumer at one point. But as we've bolted on the specialty finance business, it's shifted the other way. So we would have the appetite for more consumer lending, but right now, home equity is --

we're doing a great job of increasing origination of line, but we're not doing a great job of increasing utilization. But that'll likely come. Automobile has been good for us for over a decade in terms of growth. It gets a little bit more challenging as the portfolio is over a half billion dollars. So we would like to see more consumer growth over time.

Mr. Michael Perito:
Helpful. And then all the charge-offs, the 25 to 40 basis points, give or take, you're obviously -- Chuck, you've -- I've always felt like you've been fairly conservative on that front historically, and fortunately, have always been pretty firmly below that, at least as long as I've covered the company. But with the leasing company and some of the assets added that you're expecting to ramp, I guess, do you feel that the probability of being within that range over multi-year periods have been higher than, maybe, in the conservatism it was historically, or -- just trying to gauge -- not that you guys are looking to take significant credit risk here, but just trying to gauge how some of the loss content might evolve as the mix shifts.

Mr. Chuck Sulerzyski:
Yes, I think that the three specialty finance businesses have different risk characteristics, but I think that they have the chance for more charge-offs on a percentage than the bank in total. I would say, from my perspective, the premium finance business, the charge-offs are really more operating issues than they are credit issues. Vantage that we acquired had no losses last year, and the North Star group up in Vermont, they've got a 15%-plus margin, so on a risk-adjusted basis, it's a beautiful, beautiful business.

In general, I think the risks for all banks are inflated asset prices on the consumer segment; I mean, 82% of the cars in America are sold over sticker, and there's so much mortgages being done today on the consumer side, without appraisals, without inspections, and bidding in a lot of markets over market prices, that that's something that the country is going to have to digest. The good news for us is that our footprint, most of our footprint, is more conservative. We don't see the volatility of price movements one way or the other. But I think that's something on a national level that needs to be thought of.

Mr. Michael Perito:
Okay, helpful, thank you. And then just one last one, and I apologize if I missed it; I don't think I heard it, but just, Katie, any thoughts on the tax rate for the balance of 2022 here? It seemed a little high in the first quarter. I think you guys mentioned [indiscernible] in the script. Just curious if you have any thoughts about where that could shake out in the forward?

Ms. Katie Bailey:
Yes, I think it's going to stay in that roughly 21%, and it's mainly driven more by the addition of states that we've entered into with the specialty finance businesses and the Premier acquisition driving that rate up a bit.

Facilitator:
The next question will come from Russell Gunther with D.A. Davidson. Please go ahead.

Mr. Russell Gunther:
I appreciate your comments in terms of growth expectations within the specialty finance businesses. Could you give us a sense of where you'd expect those related loan yields to trend, that's embedded in that NII guide provided?

Mr. Chuck Sulerzyski:
Yes, I'll give a stab on that, and I'll let Katie fix me up if I blow it. Premium finance, I think, would be between 5.5% and 6%. The North Star leasing business is currently around 15%, and we see that trending higher. We think in the fourth quarter that'll be back to the 17%, 18% level. And the Vantage yields, for margin, are in the 7% area, but we also get additional income from the ending of the leases and the residual values, and that's about an additional 5%.

Ms. Katie Bailey:
And I would just -- the only thing I'd clarify there is just on the premium finance business, the yields that Chuck quoted are the gross yields. What you're seeing come through the margin, the rate volume variance we put in the document, is more the net yield. There's some referral fee, amortization and so forth that's netting that down a little bit.

Mr. Russell Gunther:
Okay, that's really helpful, guys. Thank you. And then just a follow-up, last one from me, in terms of deposit betas. So that 25% guide, is that a total deposit beta, an interest-bearing deposit beta? And if you could give us some thoughts about how you'd expect that to trend in the early innings of a hike versus, call it, the first 100 basis points you modeled versus the next such.

Ms. Katie Bailey:
Yes, so that's the total, and as you're alluding to, I think that'll -- it'll be lower in the early onset of the rate hikes and it'll progress closer to that as we get later in the stages of rate hikes, based on what we've seen today and where we believe everybody's sitting on excess cash and heavy deposit balances.

Facilitator:
Again if you have a question, please press * then 1. Our next question will come from Scott Siefers with Piper Sandler. Please go ahead.

Mr. Scott Siefers:
Katie, I was hoping you could unpack the fee guide a bit more. If I heard it correctly, and it's quite possible I didn't, but I thought you said 25% to -- or I thought you guys said 25% to 30% fee growth this year, which compares to the 14% to 16% previously, and I think the delta is just you've got Vantage now, but I want to make sure I understand sort of the movement in and out of how we go from the prior guide up to the new one, just so I'm not missing anything.

Ms. Katie Bailey:
Yes, I think you touched on it. It's largely driven by the Vantage transaction and what Chuck alluded to as it relates to the end-of-life leases and the related residual valuations there that historically they have experienced. So there may be a mix shift over time. Some of that's currently reflected in that fee guidance and it may move to margin as we refine the residual valuation going forward under our ownership.

Mr. Scott Siefers:
Okay, perfect. Thank you. And then otherwise, though, if we didn't have Vantage in there, would you still be kind of thinking sort of organic growth of in that 14% to 16% range this year?

Ms. Katie Bailey:
Yes, that's right.

Facilitator:
At this time, there are no further questions. Sir, do you have any closing remarks?

Mr. Chuck Sulerzyski:
Yes, I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com, under the Investor Relations section.

Thank you for your time. I wish everyone good health and have a great day.

END